NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO HOLDINGS, INC. ANNOUNCES AGREEMENT
TO SELL SUBSTANTIALLY ALL OF THE ASSETS OF
MAJORITY OWNED PICO NORTHSTAR HALLOCK

(LA JOLLA, CALIFORNIA) - July 13, 2015 - PICO Holdings, Inc. (GLOBENEWSWIRE)

PICO Holdings, Inc. (NASDAQ: PICO) announced today an agreement to sell substantially all of the assets of its majority owned canola processing subsidiary, PICO Northstar Hallock, LLC (“PICO Northstar”), to CHS Inc., a farmer-owned cooperative and a global energy, grains and foods company. The transaction is expected to close during the third quarter of 2015 and is subject to customary closing conditions, required government and regulatory approvals, and customary post-closing adjustments.

Per the terms of the transaction, CHS Inc. will acquire the PICO Northstar assets for $127 million, to be reduced by an estimated target working capital adjustment. After the estimated target working capital adjustment, and repayment of approximately $75 million in debt associated with PICO Northstar’s assets, the sale will net PICO Northstar estimated cash of $30 million, before transaction related costs. Of the estimated $30 million, a total of $6 million will be deposited in escrow for general indemnification obligations and $4.2 million will be deposited in escrow for specified operational matters. PICO Holdings, Inc. will also provide an $8 million guarantee for any indemnification claims in excess of the $6 million escrow.

PICO Northstar, doing business as Northstar Agri Industries, started operations in 2012 and is the first operational canola processing plant with an integrated refinery in Minnesota. It is anticipated that all of the PICO Northstar plant employees will be retained by CHS Inc.

With the closing of this sale, PICO Holdings, Inc. will exit its canola processing business.

ABOUT PICO HOLDINGS

PICO Holdings, Inc. is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business's fair value, as well as create additional value. Our objective is to maximize long-term shareholder value.

OTHER INFORMATION

The PICO Holdings, Inc. logo is available at:
http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the closing of the sale of the Purchase Assets. Risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    PICO Holdings, Inc.
Ted Mitchell
858-964-0253

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